CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 25, 2014, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 1 (included in Van Kampen Unit Trusts, Taxable Income Series 305) as of February 28, 2014, and for the period from March 31, 2011 (date of deposit) through February 29, 2012 and for each of the two years in the period ended February 28, 2014 and the financial highlights for the period from March 31, 2011 (date of deposit) through February 29, 2012 and for each of the two years in the period ended February 28, 2014, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-170264) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2014